UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2007


Proguard Acquisition Corp.
(Exact name of registrant as specified in its charter)


       FLORIDA                 333-123910                33-1093761
(State or other            (Commission File          (I.R.S. Employer
jurisdiction of                Number)              Identification No.)
incorporation or organization


    3040 E. Commercial Blvd
        Ft. Lauderdale, FL                                33308
(Address of principal executive offices)                (Zip Code)


Registrant's Telephone number, including area code:  (954) 491-0704



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

On February 9, 2007, Proguard Acquisition accepted an offer by
Worldwide Security Acquisitions, LLC to purchase approximately
2,000,000 common shares of Proguard Acquisition.

   Stage One - Following an initial escrow deposit of $200,000, WSA will deposit an additional $255,000 into an escrow account on or before Tuesday, February 27, 2007 and a further additional deposit, in the amount of $250,000, on or before Thursday, March 15, 2007 for the purchase of 1,000,000 common shares.

   Stage Two - WSA will acquire an additional 1,000,000 common shares of Proguard Acquisition for the sum of one (1,000,000) million dollars represented initially by a Purchase Money Promissory Note in the original principal amount of $1,000,000 payable in full on or before April 30, 2007 without interest accruing or due at that time. If for any reason the parties reach subsequent agreement to extend the payment date of the Note, beginning on May 1, 2007, interest shall accrue and be due and payable at the rate of 10% per annum thereafter until paid in full. Upon failure of payment of the Promissory Note in full on or before April 30, 2007, any funds remaining in the escrow account shall be returned to WSA net of fees and costs billing by the escrow agent.

WSA shall be responsible for payment of all attorney's fees and costs incurred by Proguard Acquisition in connection with the offer and in connection with any requisite, subsequent disclosure created by the offer or generated by the subsequent transactions.







Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proguard Acquisition Corp.


Date: February 13, 2007

By:  /s/Frank R. Bauer
     -----------------------
     Frank R. Bauer
     Chief Executive Officer